For Immediate Release
Contact: Kevin Barnett
(614) 870-5603

CORE MOLDING TECHNOLOGIES REPORTS RECORD RESULTS FOR THE FIRST
QUARTER ENDED MARCH 31, 2015

COLUMBUS, Ohio - May 7, 2015 - Core Molding Technologies, Inc. (NYSE MKT: CMT) today announced results for the first quarter ended March 31, 2015.

Net income for the first quarter ended March 31, 2015 was $3,196,000, or $0.42 per basic and diluted share, compared with $2,120,000 or $0.29 per basic and $0.28 per diluted share in the first quarter of 2014. Total net sales for the first quarter were $49,599,000, compared with $41,075,000 in the same quarter of 2014. Product sales totaled $47,854,000, increasing 18% from $40,664,000 for the first quarter of 2014.

“First quarter sales, net income and earnings per share set all-time quarterly records for the Company as strong demand from several of our customers carried over from 2014 into the first quarter of 2015,” said Kevin L. Barnett, President and Chief Executive Officer. “Record sales as well as the Company’s ongoing operational improvements resulted in an increase in the Company’s gross margin percent to 18.2% compared to 16.2% for first quarter 2014,” Barnett continued.

“We were also pleased to have completed a strategic acquisition late in the quarter. The acquisition of CPI on March 20, 2015 adds direct long fiber thermoplastics to our process offerings and supports our initiative to provide a broad range of materials and processes to diversified markets. We are early in the process of integrating CPI but have found the opportunity to be as expected,” said Barnett.

“Regarding our overall business we continue to see strong momentum with our truck customers as well as good volume from many of our non-truck customers which we expect to result in sales and earnings growth, both in the second quarter and, for the full year when compared to 2014,” Barnett added.

About Core Molding Technologies, Inc.

Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced thermoset and thermoplastic materials. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); compression and transfer molding of direct long-fiber thermoplastics (D-LFT); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers reaction injection molding (RIM) of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products markets. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina; Winona, Minnesota; and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon certain major customers as the primary source of Core Molding Technologies' sales revenues; efforts of Core Molding Technologies to expand its customer base; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies' suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding

Technologies to attract and retain key personnel; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2014 Annual Report to Shareholders on Form 10-K.

SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)
	Three Months Ended
	3/31/2015	3/31/2014

Product Sales	$47,854	$40,664
Tooling Sales	1,745	411
Net Sales	49,599	41,075
Cost of Sales	40,574	34,430
Gross Margin	9,025	6,645
Selling, General and Admin. Expense	4,135	3,529
Operating Income	4,890	3,116
Interest Expense - Net	41	32
Income before Taxes	4,849	3,084
Income Tax Expense	1,653	964
Net Income	$3,196	$2,120
Net Income per Common Share
Basic	$0.42	$0.29
Diluted	$0.42	$0.28
Weighted Average Shares Outstanding
Basic	7,561	7,415
Diluted	7,607	7,468

Condensed Consolidated Balance Sheets
(in thousands)
	As of
	3/31/2015	As of
	(Unaudited)	12/31/2014
Assets:
Cash	$1,218	$2,312
Accounts Receivable	35,463	34,360
Inventories	12,514	11,635
Other Current Assets	3,922	6,316
Property, Plant & Equipment - Net	75,012	61,995
Other Assets	2,154	1,097
Total Assets	$130,283	$117,715

Liabilities and Stockholders' Equity:
Revolving line of credit	$1,000	$2,768
Current Portion of Long-term Debt and Interest Rate Swaps	4,739	1,748
Accounts Payable	13,584	9,256
Compensation and Related Benefits	5,405	7,087
Tooling in Progress	1,793	8,068
Accrued Liabilities and Other	1,578	1,388
Long-Term Debt and Interest Rate Swaps	12,287	717
Post Retirement Benefits Liability	9,112	9,172
Deferred Tax Liability	1,365	1,365
Stockholders' Equity	79,420	76,146
Total Liabilities and Stockholders' Equity	$130,283	$117,715